EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Citizens Community Bancorp, Inc. 2026 Omnibus Incentive Plan of our report dated March 5, 2026 on the consolidated financial statements of Citizens Community Bancorp, Inc. and the effectiveness of internal control over financial reporting of Citizens Community Bancorp, Inc. included in its Annual Report (Form 10-K) filed by Citizens Community Bancorp, Inc. for the year ended December 31, 2025.

/s/ Crowe LLP

Oakbrook Terrace, Illinois

October 30, 2026